Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

Embassy Bancorp, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, $1.00 par value per share (the “Common Stock”). The Company’s Common Stock is not listed for trading on any exchange.

The following is a description of the material terms and provisions of the Company’s Common Stock. It may not contain all the information that is important to you. Therefore, you should read the Company’s articles of incorporation and bylaws, copies of which are attached as exhibits to the Annual Report on Form 10-K to which this description is an exhibit, and certain provisions of applicable law.

Authorized Shares

The Company is authorized to issue up to 20,000,000 shares of Common Stock, $1.00 par value per share, and up to 10,000,000 shares of preferred stock, $1.00 par value per share.

Shareholder Liability

All outstanding shares of our Common Stock are fully paid and non-assessable. Under the Pennsylvania Business Corporation Law of 1988, as amended, shareholders generally are not personally liable for a corporation’s acts or debts.

Dividends; Liquidation; Dissolution.

Subject to the preferential rights of any other shares or series of capital stock, holders of shares of our Common Stock are entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by our Board of Directors out of funds legally available for dividends and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

Voting Rights

Each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. Unless a larger vote is required by law, our articles of incorporation or our bylaws, when a quorum is present at a meeting of shareholders, the affirmative vote of a majority of the votes cast shall decide any question. Except as otherwise required by law or except as provided with respect to any other class or series of capital stock, the holders of our Common Stock possess the exclusive voting power. There is no cumulative voting in the election of directors. Our Board of Directors is classified into three classes with each class as nearly equal in number as possible. This means, in general, that one-third of the members of our Board of Directors are subject to re-election at each annual meeting of shareholders.

Preemptive Rights; Redemption

Holders of our Common Stock have no conversion, sinking fund or redemption rights or preemptive rights to subscribe for any of our classes of stock.

Anti-Takeover Provisions

Our articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of the Company. Among other things, these provisions:

•	Empower our Board of Directors, without shareholder approval, to issue shares of our preferred stock the terms of which, including voting power, are set by our Board of Directors;
•	Divide our Board of Directors into three classes serving staggered three year terms;

Exhibit 4.1

•	Authorize our Board of Directors to oppose a tender or other offer for the Company’s securities if the Board of Directors determines that such an offer should be rejected;
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Require the affirmative vote of holders of at least 70% of the outstanding shares of our Common Stock to approve any merger or consolidation, or any sale or other disposition of all or substantially all of the assets of the Company, and require the affirmative vote of holders of at least 70% of the outstanding shares of our Common Stock to amend this requirement;

•	Do not provide for cumulative voting in the election of directors; and
•	Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.